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                                                                    EXHIBIT 3.02


                              OCULAR SCIENCES, INC.

                         CERTIFICATE OF DESIGNATION OF

                                 PREFERRED STOCK


       Ocular Sciences, Inc., a Delaware corporation (the "Company") does hereby certify that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the Delaware General Corporation Law, the Company's Board of Directors has duly adopted the following resolution creating a separate series of Preferred Stock designated as Series A Preferred Stock.

       RESOLVED, that the Company hereby designates and creates a separate series of the authorized Preferred Stock, designated Series A Preferred Stock, as follows:

       A. Of the four million one hundred eighteen thousand one hundred sixty eight (4,118,168) shares of Preferred Stock, par value $0.001, authorized to be issues by the Company, one hundred eighteen thousand one hundred sixty eight (118,168) shares are hereby designated a "Series A Preferred Stock". Any shares of Series A Preferred Stock that are acquired by the Company, whether by redemption, purchase, conversion or otherwise, so that such shares are issued but not outstanding, may not be reissued as shares of any such series or as shares of the class of Preferred Stock. Upon the retirement of any such shares and the filing of a certificate of retirement pursuant to Sections 103 and 243 of the Delaware General Corporation Law with respect thereto, the shares of such series shall be eliminated and the number of shares of Preferred Stock shall be reduced accordingly. The rights, preferences, privileges and restrictions granted to and imposed upon the respective classes and series of the Corporation's capital stock are set forth below in Article B. Nothing in this Article A shall limit the Board of Directors' ability to designate and establish the rights, preferences, privileges and restrictions of the remaining authorized but unissued Preferred Stock of the Corporation.

         B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, restrictions and other matters relating to the Series A Preferred Stock are as follows:

         1. DEFINITIONS. For purposes of this Article B, the following definitions shall apply:

                1.1 "Board" shall mean the Board of Directors of the Company.

                1.2 "Company" shall mean this corporation.

                1.3 "Common Stock" shall mean the Common Stock, $0.001 par value of the Company.

                1.4 "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

                1.5 "Dividend Rate" shall mean $0.6975 per share per annum for the Series A Preferred Stock.
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                1.6 "Original Issue Date" shall mean the date on which the first share of Series A Preferred Stock is issued by the Company.

                1.7 "Original Issue Price" shall mean $8.4625 per share for the Series A Preferred Stock.

                1.8 "Permitted Repurchases" shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Company has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Company's exercise of a right of first refusal to repurchase such shares.

                1.9 "Preferred Stock" shall mean the Preferred Stock, $0.001 par value, of the Company, including, without limitation, the Series A Preferred Stock and any series of Preferred Stock created by the Board pursuant to Article IV of the Company's Certificate of Incorporation.

                1.10 "Series A Preferred Stock" shall mean the Series A Preferred Stock, $0.001 par value, of the Company.

                1.11 "Subsidiary" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

         2. DIVIDEND RIGHTS.

                2.1 Series A Preferred Stock. Subject to the payment of dividends on senior series of Preferred Stock which may be created by the Board pursuant to Article IV of the Company's Certificate of Incorporation, the holders of the then outstanding Series A Preferred Stock shall be entitled to receive, out of any funds and assets of the Company legally available therefor, cumulative dividends at the annual Dividend Rate for the Series A Preferred Stock, prior and in preference to the payment of any dividend on the Common Stock (other than a Common Stock Dividend). Such dividends shall accrue on each share of Series A Preferred Stock from the date on which such share of Series A Preferred Stock is issued by the Company, and shall accrue from day to day until paid, whether or not earned or declared. No accumulation of dividends on the Series A Preferred Stock shall bear any interest. Unless the full amount of any accrued and unpaid cumulative dividends accrued on the Series A Preferred Stock shall have been paid or declared in full and a sum sufficient for the payment thereof reserved and set apart, no dividend (other than a Common Stock Dividend) shall be paid or declared on any Common Stock. The dividend rights of the Series A Preferred Stock shall not be participating, and accordingly the holders of Series A Preferred Stock shall not be entitled to any dividends except as expressly set forth in this Section 2.

                2.2 Payment of Cumulative Dividends. Subject to the payment of dividends on senior series of Preferred Stock which may be created by the Board pursuant to Article IV of the Company's Certificate of Incorporation, the cumulative dividends that accrue on the Series A

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Preferred Stock shall be paid by the Company in cash to the holders of then outstanding shares of Series A Preferred Stock in four equal quarterly installments in arrears on April 30, July 31, October 31, and January 31 of each year ("Payment Dates") commencing on January 31, 1993.

                2.3 Failure to Pay Dividends. If the Company fails to pay accrued dividends on the Series A Preferred Stock for eight consecutive Payment Dates, then the holders of Series A Preferred Stock, as their sole and exclusive remedy, may elect at their option, upon written notice to the Company, to receive shares of Common Stock in payment of the accrued dividends payable on their shares of Series A Preferred Stock in lieu of receiving the cash dividends accrued under Section 2.1. In the event of such an election by one or more holders of Series A Preferred Stock, the Company shall issue to each electing holder of Series A Preferred Stock that number of shares of Common Stock having a fair market value on the date of issuance equal to the amount of cash dividends accrued but unpaid with respect to the Series A Preferred Stock of such holder. The fair market value of the shares of Common Stock to be distributed hereunder shall be determined in accordance with Section 3.3 below. Issuance of such shares of Common Stock in lieu of cash dividends shall take place within 60 days of the date of notice of the election. If the holders of Series A Preferred Stock do not elect to receive shares of Common Stock in payment of the accrued dividends as provided above, cash dividends shall continue to accrue pursuant to Section 2.1.

                2.4 Payment on Conversion. If, upon the conversion of any of the Series A Preferred Stock as provided in Section 6, the Company shall have accrued and unpaid dividends with respect to such Series A Preferred Stock, then the Company shall, at its option, either (i) pay in cash to the holder of the shares of Series A Preferred Stock being converted the full amount of any dividends accrued and unpaid on such shares or (ii) issue additional shares of Common Stock to the holders of the Series A Preferred Stock being converted equal in value, in the good faith judgment of the Board, to the value of the accrued but unpaid dividends on the Series A Preferred Stock being converted.

       3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "Available Funds and Assets") shall, after distribution of the liquidation preference(s) of all senior series of Preferred Stock which may be created by the Board pursuant to Article IV of the Company's Certificate of Incorporation, be distributed to the holders of Series A Preferred Stock in the following manner:

                3.1 Series A Preferred Stock. The holder of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, after distribution of the liquidation preference(s) of all senior series of Preferred Stock which may be created by the Board pursuant to Article IV of the Company's Certificate of Incorporation, out of the Available Funds and Assets, and prior and in preference to any payment or distribution or setting apart for any payment or distribution of any Available Funds and Assets on shares of Common Stock, an amount per share equal to the Original Issue Price of the Series A Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon, whether or not earned or declared, to and including the date full payment of such amount shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the



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payment to such shareholders of their full preferential amount described in this subsection, then, subject to the rights of any future series of Preferred Stock which may be created by the Board pursuant to Article IV of the Company's Certificate of Incorporation, all of the Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata according to the number of outstanding shares of Series A Preferred Stock held by each holder thereof. The liquidation rights of the Series A Preferred Stock shall not be participating, and accordingly the holders of Series A Preferred Stock shall not be entitled to any payments on liquidation except as expressly set forth in this Section 3.

                3.2 Merger or Sale of Assets. A consolidation or merger of the Company with or into any other corporation or corporations or other entity, or a sale, conveyance or disposition of all or substantially all of the assets of the Company shall not be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 3.

                3.3 Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

                         (a) The method of valuation of securities not subject
to investment letter or other similar restrictions on free marketability shall be as follows:

                                  (i) if the securities are then traded on a
national securities exchange or the NASDAQ National Market System (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

                                  (ii) if actively traded over-the-counter, then
the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

                                  (iii) if there is no active public market,
then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

                         (b) The method of valuation of securities subject to
investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i),(ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

       4. REDEMPTION.

                4.1 Optional Redemption. Subject to the provisions regarding partial redemption in subsection 4.2 below, the Company may, at any time, at the option of the Board, redeem the Series A Preferred Stock in whole or in part. The redemption price for each share of Series A Preferred Stock shall be an amount in cash equal to 110% of the Original Issue Price for the Series A Preferred Stock plus the amount of all accrued and unpaid dividends thereon through and including the Series A Redemption Date.


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                4.2 Partial Redemption. No redemption shall be made under this
Section 4 of only a part of the then outstanding Series A Preferred Stock, unless the Company shall effect such redemption pro rata among all holders of then outstanding Series A Preferred Stock according to the number of shares held by each holder thereof on the applicable Series A Redemption Date.

                4.3 Redemption Notice. At least twenty (20) but no more than sixty (60) days prior to the date fixed for any redemption of Series A Preferred Stock (the "Series A Redemption Date"), written notice shall be mailed by the Company, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of the Company for such holder or given by the holder to the Company for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Company is located, notifying such holder of the redemption to be effected, the Series A Redemption Date, the applicable redemption price, the number of such holder's shares of Series A Preferred Stock to be redeemed, the place at which payment may be obtained and the date on which such holder's conversion rights (as set forth in Section 6) as to such shares terminate and calling upon such holder to surrender to the Company, in the manner and at the place designated, the certificate or certificates representing the shares of Series A Preferred Stock to be redeemed (the "Series A Redemption Notice").

                4.4 Surrender of Certificates. On or before each designated Series A Redemption Date, each holder of Series A Preferred Stock to be redeemed shall (unless such holder has previously exercised his right to convert such shares of Series A Preferred Stock into Common Stock as provided in Section 6 below), surrender the certificate(s) representing such shares of Series A Preferred Stock to be redeemed to the Company, in the manner and at the place designated in the Series A Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be canceled and retired. If less than all of the shares represented by such certificate are redeemed, then the Company shall promptly issue a new certificate representing the unredeemed shares of Series A Preferred Stock.

                4.5 Effect of Redemption. If the Series A Redemption Notice shall have been duly given, and if on the Series A Redemption Date the redemption price is either paid or made available for payment through the deposit arrangements specified in subsection 4.6 below or other appropriate method established by the Board, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, all dividends with respect to such shares shall cease to accrue after the Series A Redemption Date, such shares shall not thereafter be transferred on the Company's books and all rights of the holders of such shares with respect to such shares shall terminate after the Series A Redemption Date, except only the right of the holders to receive the redemption price without interest upon surrender of their certificate(s) therefor.

                4.6 Deposit of Redemption Price. On or prior to the Series A Redemption Date, the Company may, at its option, deposit with a bank or trust company in San Francisco, California having a capital and surplus of at least $100,000,000, as a trust fund, a sum equal to the aggregate redemption price for all shares of Series A Preferred Stock called for redemption


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and not yet redeemed or converted, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Series A Redemption Date, the redemption price to the respective holders upon the surrender of their share certificates. From and after the date of such deposit, the shares so called for redemption shall be redeemed and the dividends on those shares shall cease to accrue after the Series A Redemption Date. The deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit, the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section 6 below. Any funds so deposited and unclaimed at the end of one (1) year from the Series A Redemption Date shall be released or repaid to the Company, after which time the holders of shares called for redemption who have not claimed such funds shall be entitled to receive payment of the redemption price only from the Company.

       5. VOTING RIGHTS.

                5.1 Series A Preferred Stock. Except as required by law, the Series A Preferred Stock shall be non-voting.

                5.2 If Vote Required By Law. In those instances, and only those instances, where the Series A Preferred Stock is entitled to vote as a matter of law, each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 6 below at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of shareholders is solicited.

       6. CONVERSION RIGHTS. The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

                6.1 Optional Conversion.

                         (a) At the option of the holder thereof, each share of
Series A Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the third business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Common Stock as provided herein.

                         (b) Each holder of Series A Preferred Stock who elects
to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the


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person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                6.2 Automatic Conversion.

                         (a) Each share of Series A Preferred Stock shall
automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein: (i) immediately prior to the earlier of (I) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering (at a minimum) the offer and sale of Common Stock for the account of the Company; (II) a consolidation or merger of the Company with or into any other corporation or corporation in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger; or (III) a sale of all or substantially all of the assets of the Company; or (ii) upon the Company's receipt of the written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock to the conversion of all then outstanding Series A Preferred Stock under this
Section 6.

                         (b) Upon the occurrence of any event specified in
subparagraph 6.2(a)(i) or (ii), the outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

                6.3 Conversion Price. Each share of Series A Preferred Stock shall be convertible in accordance with subsection 6.1 or subsection 6.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for the Series A Preferred Stock by the conversion price for the Series A Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price for the Series A Preferred Stock shall be the Original Issue Price for the Series A Preferred Stock. The Conversion Price shall be subject to adjustment from time to time as provided below.

                6.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series A Preferred


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Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of the Series A Preferred Stock in effect immediately prior to each such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series A Preferred Stock. The Conversion Price for the Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution without consideration on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                6.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution without consideration to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

                6.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization or otherwise (other than by a Common Stock Event or a dividend, distribution, merger, consolidation or sale of assets provided for elsewhere in this Section 6), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                6.7 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the Series A Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and


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shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Company's books.

                6.8 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder of Series A Preferred Stock would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

                6.9 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                6.10 Notices. At least ten (10) but not more than sixty (60) days prior to (a) the record date for any dividends to be paid to any holders of Common Stock, or (b) the date of automatic conversion pursuant to Section 6.2(a)(i), the Company shall give written notice to the holders of the Series A Preferred Stock; provided, however, that failure to give such notice shall not invalidate any such dividend, public offering, consolidation, merger or sale of assets. Any notice required by the provisions of this Section 6 to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

                6.11 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

       IN WITNESS WHEREOF, this Company has caused this Certificate of Designation to be signed and attested by its duly authorized officers this 12th day of May, 1997.




                                               /s/ John D. Fruth

                                               John D. Fruth, President

ATTEST:


/s/ Terence M. Fruth


Terence M. Fruth, Secretary


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